Exhibit 10.3

FIELD EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of the first day of September, 2008, by and between MB Financial Bank. N.A. (the “Bank”) and Burton J. Field (the “Employee”).

WHEREAS, the Bank is the wholly-owned subsidiary of MB Financial, Inc. (the “Holding Company”);

WHEREAS, the Employee serves as the President, Lease Banking of the Bank and Vice President of the Holding Company;

WHEREAS, the Employee and the Bank entered into an employment agreement dated September 22, 1999, as amended January 26, 2005, December 13, 2005 and February 22, 2007 (collectively, the “1999 Employment Agreement”);

WHEREAS, the parties believe it is in their respective best interest to enter into this Agreement in replacement of the 1999 Employment Agreement; and

WHEREAS, the Organization and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Holding Company (the “MB Board of Directors”) and the board of directors of the Bank (the “Board of Directors”) has approved and authorized the execution of this Agreement with the Employee;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) The term "Date of Termination" means the date upon which the Employee’s employment with the Bank ceases, as specified in a notice of termination pursuant to Section 8 hereof; provided, that “termination,” “termination of employment” and “Date of Termination” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A determined without regard to Executive’s service as a member of the Board of Directors or of the MB Board of Directors or the board of directors of any subsidiary of the Corporation.

(b) The term “Effective Date” means September 1, 2008, the date of this Agreement.

(c) The term “Involuntary Termination” means the termination of the employment of Employee (i) by the Bank without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits which occurs after the Effective Date, including (without limitation) any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of MB Financial Center at 6111 North River Road, Rosemont, Illinois, except for reasonable travel on Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank-wide reduction in staff; (4) a reduction in the Employee’s salary or a material adverse change in the Employee’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (5) a material permanent increase in the required hours of work or the workload of the Employees.  The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death or disability, or termination pursuant to Section 7(h) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.  The term “Involuntary Termination” does not include the resignation by the Employee for the reasons set forth in clause (ii) above, unless the notice provisions set forth in Section 8 are satisfied.

(d) The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Employee with the Bank because of the Employee’s willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement.  No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.  The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(e) The term “Voluntary Termination” shall mean termination of employment by the Employee voluntarily as set forth in Section 7(d) of this Agreement.

2. Term;  The term of this Agreement shall be a period of three years commencing on the Effective Date hereof, subject to earlier termination as provided herein.

3. Employment.  The Employee is employed as the President, Lease Division of the Bank.  As such, the Employee shall report to and shall render such management services as are specified by, the Chief Executive Officer of the Bank or such other executive officer of the Bank as may be designated by the Chief Executive Officer or the Board of Directors and are customarily performed by persons situated in similar executive capacities consistent with the Employee’s duties as of the date of this Agreement.  The Employee shall also render services to the Holding Company and any subsidiary or subsidiaries of the Holding Company or Bank as requested by the Bank from time to time.  The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank to the extent necessary to discharge his responsibilities hereunder.  The Employee may (i) serve on charitable boards or committees at the Employee’s discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4. Cash Compensation.

(a) Salary.  The Bank agrees to pay the Employee during the term of this Agreement a base salary (the “Salary”) the annual rate of which shall be not less than $458,720. The Salary shall be paid no less frequently than monthly provided such periodic amounts shall be subject to reduction in accordance with the provisions of Section 6 relating to vacation pay and leaves of absence without pay and shall be subject to customary tax withholding.  The amount of the Salary shall be subject to change from time to time in accordance with the amounts approved by the Board of Directors after the Effective Date, provided, however that under no circumstances may the Salary be decreased without the Employee’s consent.

(b) Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Bank.

(c) Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Holding Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Employee Benefits.

(a) Participation in Benefit Plans.  While the Employee is employed by the Bank, the Employee shall be entitled to participate, to the same extent as executive officers of the Holding Company and the Bank generally, in all plans of the Holding Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, retirement or employee benefits or combination thereof.  In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Holding Company’s or the Bank’s executive officers are eligible or become eligible to participate.

(b) Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Holding Company’s or the Bank’s executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.  Without limiting the generality of the foregoing, the Bank agrees to pay for Employee’s membership dues and related expenses in Mission Hills Country Club (Northbrook, Illinois) and expenses for an automobile provided to Employee by the Bank commensurate with similarly situated officers of the Holding Company and the Bank.

6. Vacations; Leave.  The Employee shall be entitled (i) to annual vacation equal to six weeks of vacation at full pay, and ten weeks of vacation at half pay, provided in accordance with policies established by the Board of Directors, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and at such conditions as the Board of Directors may determine in its discretion.

7. Termination of Employment.

(a) Involuntary Termination.  If the Employee experiences an Involuntary Termination, such termination of employment shall be subject to the Bank’s obligations under this Section 7(a), in lieu of any other compensation and employee benefits under the Agreement.  In the event of the Involuntary Termination, the Bank shall (i) pay to the Employee monthly during the unexpired term of this Agreement determined immediately prior to the Date of Termination, or for 12 months, whichever period is greater, the sum of one-twelfth of the average Salary received by the Employee during the 24 month period immediately prior to the Date of Termination plus one-twelfth of the average amounts of cash bonus earned by the Employee for the two full fiscal years preceding the Date of Termination; (ii) if the Employee is the record or beneficial owner of any options for stock of the Holding Company as of the Date of Termination, provide that notwithstanding the provisions of any other agreements or documents relating to such options, such options shall be deemed to be fully vested on the Date of Termination and shall be exercisable for a period of not less one year from the Date of Termination; and the Bank shall guarantee that the Employee shall receive the benefits of such vesting; and (iii) if the Employee is not fully vested under any other benefit plan or arrangement in which he is a participant as of the Date of Termination (except for any “employee pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, including any “multiemployer plan” as defined in Section 3(37) of such Act), deem the Employee to be fully vested therein and the Bank shall guarantee that he shall receive benefits thereunder accordingly.  In addition to the foregoing, in connection with an Involuntary Termination, the Employee shall be entitled to receive (A) any accrued Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid annual bonus earned by the Employee for the preceding calendar year within the normal time period for the payment of such bonuses, (C) prompt reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(c), and (D) all vested employee benefits described in Section 5 hereof, including the benefits set forth in Section 7(e) (collectively, the “Accrued Compensation”), such benefits to be paid in accordance with this Agreement and the applicable plan, program, arrangement or agreement.  If the Employee should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Employee’s estate until satisfied in full.  Payments pursuant to this Section 7(a) shall be subject to Section 19(b).

(b) Change in Control.  Following execution of the Agreement, the Bank and Employee shall enter into a Change in Control Severance Agreement substantially in the form of the agreements entered into by the Bank with its other senior officers, provided, that salary-based severance benefits provided thereunder shall be based on Employee’s average Salary as described in Section 7(a) above (the “CIC Severance Agreement”).  In the event a Qualifying Termination (as defined in the CIC Severance Agreement) occurs entitling the Employee to Severance Benefits under the CIC Severance Agreement, such Severance Benefits shall be in lieu of the benefits described under Section 7(a) and no amounts shall otherwise be payable under Section 7(a) above.  The Bank shall, however, pay or provide the Accrued Compensation.  Payments described in this Section 7(b) shall be subject to Section 19(b).

(c) Termination for Cause.  In the event of Termination for Cause, the Bank shall have no further obligation to the Employee under this Agreement after the Date of Termination except for the Accrued Compensation.  Payments under this Section 7(c) shall be subject to Section 19(b).

(d) Voluntary Termination.  The Employee may terminate his employment voluntarily at any time by a notice pursuant to Section 8 of this Agreement.  In the event that the Employee voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination (“Voluntary Termination”), the Bank shall only be obligated to the Employee for the Accrued Compensation, and the Bank shall have no further obligation to the Employee under this Agreement except a final annual bonus in an amount consistent with the Bank’s year-end bonus practices, provided that the Compensation Committee or Board of Directors shall determine the amount of such bonus in good faith at the time of the Employee’s termination, taking into consideration the portion of the year elapsed prior to termination, and the Bank shall pay such bonus in cash on the Date of Termination.  Payments under this Section 7(d) shall be subject to Section 19(b).

(e) Health Benefits.  Notwithstanding any other provision of this Agreement, the Bank (or any successor, directly or through its affiliates) shall provide the Employee and his spouse (upon her attainment of age sixty-five or the then current Medicare eligibility age) with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan obtained by the Bank for the Employee and his spouse, provided, however, that the aggregate annual cost of the premiums on such plans to be paid by the Bank shall not exceed $25,000.  The Bank’s obligation to provide Medicare Supplemental Insurance and Long Term Care Insurance hereunder shall cease upon the death of both the Employee and his spouse.  Upon the death of the first to occur of the Employee or his spouse, the cap of the aggregate annual premium to be paid by the Bank shall be reduced to $12,500.

(f) Death.  In the event of the death of Employee during the term of this Agreement and prior to any termination of employment, the Bank shall pay to the Employee’s estate, or such person as the Employee may have previously designated in writing, the Accrued Compensation, and a bonus (prorated in accordance with the portion of the fiscal year expired as of the date of his death) in an amount consistent with the Bank’s year-end bonus practices as determined by the Board of Directors in good faith, which bonus shall be paid within 90 days after the death of the Employee.

(g) Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Holding Company or the Bank (a “Disability Plan”), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Holding Company or the Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that (i) the Bank’s obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this Section 7(g) or the policies described in Section 5 or otherwise provided by Bank, such that on an after-tax basis, the Employee shall realize from the sum of disability income benefits and a portion of the Salary (if any) the same amount as he would realize on an after-tax basis from the Salary if the Bank’s obligation to pay salary were not reduced pursuant to this Section 7(g); and upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement.

(h) Regulatory Action.  Notwithstanding any other provisions of this Agreement, if the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. sections 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i) Release.  Notwithstanding the foregoing, the Bank’s obligations to pay or provide any benefits, under this Section 7(a) or 7(b) above shall be conditioned on the Executive signing a release of claims in favor of the Bank in the form annexed hereto within forty-give (45) days of such termination and the expiration of any revocation period provided for in such release; provided that, if such Date of Termination is after November 8 of any year, no payment conditioned on such release shall be made until the calendar year following the calendar year of termination even if the release is signed and the revocation period concluded earlier.

(j) Tax Gross Up Agreement.  The Holding Company and Employee have entered into a Tax Gross-Up Agreement, dated November 3, 2004, which provides certain payments in the event Employee shall become subject to excise tax under Code Section 4999 of the Code in the event of a Change in Control.

8. Notice of Termination.  Subject to the provisions of Section 1(c) hereof, in the event that the Bank desires to terminate the employment of the Executive during the term of this Agreement, the Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination, or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment in accordance with Section 1(c), he shall (a) send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination, which notice shall be given within 90 days of the Employee’s first learning of such circumstances and shall state his intention to terminate his employment due to such Involuntary Termination and (b) provide the Bank with 30 days from the date of such notice to cure such circumstances. If the Bank fails to cure such circumstances, then Employee will be deemed to have terminated his employment due to Involuntary Termination at the end of such 30 day period.  In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. Covenant Not To Compete.

(a) The Employee agrees that his services are special and unique, and of an unusual and extraordinary character which gives them peculiar value for which monetary damages cannot provide adequate compensation.  In consideration of the Bank’s entering into this Agreement, the Employee hereby agrees that during the Non-Compete Period (as defined below), he shall not without the prior written consent of the Bank:

(i) serve as a director, officer, or employee of, or directly or indirectly, as a consultant, independent contractor or otherwise, provide any personal services to any institution insured by the Federal Deposit Insurance Corporation or any affiliate of such an institution which institution or affiliate has an office in Cook County, Illinois or adjacent counties in Illinois; or

(ii) solicit, or directly or indirectly cause to be solicited, any employee or agent of the Bank to leave his or her employment or terminate his or her relationship with the Bank; or

(iii) solicit, or directly or indirectly cause to be solicited, customers of the Bank for the purpose of offering loans or other financing services to such customers.

(b) The term “Non-Compete Period” shall mean the period of one year following termination of employment at any time for any reason.  The provisions of this Section 9 shall survive expiration of the term of this Agreement.

(c) If any provision of this Section 9, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 9 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable and shall be enforced.  Upon breach of any provision of this Section 9, the Bank shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient.  In addition, the Bank shall be entitled to suspend pay of, and have the right to recover, any amounts paid or payable under Section 7(a) or 7(b) and to such damages as it can show it has sustained by reason of such breach.

10. Attorneys’ Fees.  The Bank shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee’s contesting or disputing any termination of employment, or (ii) the Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or any successor) or an affiliate under which the Employee is or may be entitled to receive benefits; provided that the Bank’s obligation to pay such fees and expenses is subject to the Employee’s prevailing with respect to the matters in dispute in any proceeding initiated by the Employee or the Employee’s having been determined to have acted reasonably and in good faith with respect to any proceeding initiated by the Bank.

11. No Assignments Except by Operation of Law in Certain Mergers.

(a) This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party except that, by operation of law in a merger in which the Bank is a party but not the resulting entity, the Bank’s obligations may be assigned to and assumed by the resulting entity of such a merger; provided, however, that the Bank shall require any successor or assign (other than by operation of law in a merger in which the Bank is a party but not the resulting entity) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(a), Section 7(b) and Section 7(e) hereof.  For purposes of implementing the provisions of this Section 11, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

13. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

14. Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

16. Governing Law.  This Agreement shall be governed by the laws of the State of Illinois.

17. Preparation Fees.  The Bank shall be solely responsible for payment of reasonable legal fees incurred by Employee in the preparation, negotiation and execution of this Agreement, but not in excess of $10,000.

18. Successors to Code Sections.  all provisions of this agreement referring to sections of the U.S.C. (United States Code) or to the Internal Revenue Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

19. Code Section 409A.  (a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Employee notifies the Bank (with specificity as to the reason therefore) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Bank concurs with such belief or the Bank (without any obligation whatsoever to do so) independently makes such determination, the Bank shall, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Bank of the applicable provision without violating the provisions of Code Section 409A.

(b) If the Employee is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Whenever a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Bank referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed.

20. 1999 Employment Agreement.  Except with respect to stock options awarded pursuant to the 1999 Employment Agreement, this Agreement supersedes and replaces the 1999 Employment Agreement and as of the date hereof, the 1999 Employment Agreement shall terminate and have no further force or effect.

21. Entire Agreement.  This Agreement, together with the CIC Severance Agreement and Tax Gross-Up Agreement referred to herein, sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements, promises, understandings, covenants, arrangements, representations or warranties, whether oral or written, by any officer, director or representation of either party hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

MB FINANCIAL BANK, N.A.

Attest:	By: /s/ Jill E. York
Its: Vice President and Chief Financial Officer
/s/ Doria Koros
Secretary	EMPLOYEE:

/s/ Burton J. Field
Burton J. Field

APPENDIX A

ANNEX TO EMPLOYEE EMPLOYMENT AGREEMENT

Form of Release

AGREEMENT AND GENERAL RELEASE

MB Financial, Inc., MB Financial Bank, N.A., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities (collectively referred to throughout this Agreement as “Corporation”) and Burton J. Field (“Employee”), the Employee’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as  “Employee”) agree:

1. Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7 of the Employment Agreement by and between Employee and the Corporation.

2. Revocation.  Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Employee executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, hand delivered to Corporation, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

3. General Release of Claim.  Employee knowingly and voluntarily releases and forever discharges Corporation from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Corporation, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

●           Title VII of the Civil Rights Act of 1964, as amended;

●           The Civil Rights Act of 1991;

●           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●           The Immigration Reform and Control Act, as amended;

●           The Americans with Disabilities Act of 1990, as amended;

●           The Age Discrimination in Employment Act of 1967, as amended;

●           The Older Workers Benefit Protection Act of 1990;

●           The Worker Adjustment and Retraining Notification Act, as amended;

●           The Occupational Safety and Health Act, as amended;

●           The Family and Medical Leave Act of 1993;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

●           Any public policy, contract, tort, or common law; or

●           Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Appendix A Page1

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Employee was entitled immediately prior to DATE with regard to Employee’s service as an officer and director of Corporation; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other Employee benefit plan, policy or arrangement maintained by Corporation or under COBRA; (iii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.

4. No Claims Permitted.  Employee waives Employee’s right to file any charge or complaint against Corporation arising out of Employee’s employment with or separation from Corporation before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Employee’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

5. Affirmations.  Employee affirms Employee has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Corporation in any forum or form. Employee further affirms that the Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in Section 5(d) of the Employment Agreement.  Employee also affirms Employee has no known workplace injuries.

6. Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provisions.  In the event Employee or Corporation breaches any provision of this Agreement and General Release, Employee and Corporation affirm either may institute legal action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

7.           Nonadmission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Corporation of any liability or unlawful conduct of any kind.

Appendix A Page2

8.           Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

9.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, shall survive and continue in full force and effect.  Employee acknowledges Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST CORPORATION.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MB Financial, Inc. and MB Financial Bank, N.A.,
each for itself and its affiliates

By: /s/ Burton J. Field	By: /s/ Jill E. York
Burton J. Field	Name: Jill E. York
Title: Vice President and Chief Financial Officer

Date: September 1, 2008	Date: September 1, 2008

Appendix A Page3